UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SD
SPECIALIZED DISCLOSURE REPORT

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
______________________________________ (State or other jurisdiction	____________________ (Commission	____________________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue Milwaukee Wisconsin		53209
_____________________________________________________________ (Address of principal executive offices)		__________________ (Zip Code)

Brian J. Stief	414-524-1200
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

[x]  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 - Conflict Minerals Disclosure

Items 1.01    Conflict Minerals Disclosure and Report

On May 30, 2014, Johnson Controls, Inc. (the “Company”) filed a Conflict Minerals Report (the “CMR”) for the reporting period from January 1, 2013 to December 31, 2013. A copy of the CMR is incorporated herein by reference as Exhibit 1.02.

Item 1.02    Exhibit

Attached as Exhibit 1.02 is a copy of the Company’s CMR for the reporting period from January 1, 2013 to December 31, 2013. The CMR is also publicly available at:
www.johnsoncontrols.com/content/us/en/sustainability/reporting/conflict-minerals-report.html.

Section 2 - Exhibits

Item 2.01    Exhibits

Listed below is the following exhibit filed as part of this report.

Exhibit 1.02 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

May 30, 2014	By:	/s/ Brian J. Stief
		Name:	Brian J. Stief
		Title:	Vice President and Corporate Controller